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                                                                 Exhibit T3B (1)

[Stamps and signatures illegible]  [Stamp:]       GENERAL OFFICE OF
                                                  NOTARY PUBLIC OF THE
                                                  NATIONAL GOVERNMENT

                         GENERAL NOTARIAL RECORD BOOK

ORGANIZATION OF CORPORATION--CORPORATE BYLAWS OF CENTRAL TERMICA GUEMES, SOCIEDAD ANONIMA. DOCUMENT NUMBER: ONE HUNDRED TWENTY-FOUR.

In the City of Buenos Aires, capital of the Republic of Argentina, on July 27, 1992, the following persons appeared before me, Chief Notary of the Notarial Register of the National Government, identifying themselves and presenting their personal information as indicated below: Carlos Manuel Bastos, Secretary of Electrical Energy of the Ministry of Economy and Public Works and Services, married, Argentine, age 42, bearing National Identity Card No. 8.009.192, domiciled at Avenida Julio A. Roca No. 651, second floor, in this capital city, whose identity and renown in his position I hereby certify; and Harold Hector Grisanti, married, Argentine, age 46, businessman, bearing Voter and Draft Registration Card No. 7.600.541, legally domiciled at Avenida Leandro N. Alem No. 1134 in this capital city. I hereby deem the parties appearing to have the capacity to execute this document. I hereby certify that I know them in accordance with Article 1001 of the Civil Code because I have set forth their identity information above. Haroldo Hector Grisanti appears on behalf and in representation of the Estado Nacional Argentino Agua y Energia Electrica Sociedad del Estado [Argentine National Government Water and Electrical Energy, State-owned Corporation], with its legal domicile at Avenida
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Leandro N. Alem No. 1134 in this capital city, in his capacity as auditor thereof, which capacity shall be substantiated at the end of this document. In the capacities specified above, Carlos Manuel Bastos and Haroldo Hector Grisanti declare the following: I) In accordance with Decree No. 509 of March 25, 1992 and the provisions cited therein, they appear here today to organize a corporation pursuant to Law No. 23,696, its Regulatory Decree No. 1105 of October 20, 1989, Law No. 24,005 and Decrees 2074 of October 3, 1990 and 2408 of November 12, 1991, as well as Resolution S.E.E. No. 99 of June 5, 1992 and Annex I thereof, by means of this instrument. To this end, they hereby request that I make a notarial record of the Corporate Bylaws Of Central Termica Guemes Sociedad Anonima, approved by the aforementioned resolution and annex, photocopies of which are attached hereto and which read as follows: "... Buenos Aires, June 5, 1992. Having reviewed Decree No. 509 of March 26, 1992, and considering that the act enabling the execution of the privatization of the electrical energy generation activities performed by Agua y Energia Electrica Sociedad del Estado [Water and Electrical Energy, State-owned Corporation] has been passed; the characteristics of the energy generating entity identified as "CENTRAL TERMICA GUEMES" determine its organization as a business entity; therefore,
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it is proper for this Ministry to exercise the powers delegated to it by the aforementioned decree for purposes of defining the manner in which it shall be privatized. The Ministry of Electrical Energy is authorized to pass this act by virtue of the provisions of Resolution No. 857 of August 12, 1991 and Article 18 of Decree No. 509 of March 26, 1992. Therefore, the Secretary of Electrical Energy hereby resolves as follows: Article 1. It is hereby determined that "Central Termica Guemes de Agua y Energia Electrica Sociedad del Estado" constitutes a business entity. Article 2. For purposes of the privatization of the thermal generation activities performed by the business entity defined in the foregoing article, the corporation Central Termica Guemes Sociedad Anonima is hereby organized and its bylaws are hereby approved, which bylaws are attached hereto as Annex I and form an integral part hereof. Article 3. It is hereby determined that the company whose organization is provided for in Article 2 hereof shall be governed by this resolution, its respective bylaws, and Chapter II, Section V, Articles 163-307 and concordant provisions of Law No. 19,550 (1984 amended text). Its shares of stock shall be registered and non-negotiable. One thousand one hundred and ninety-nine (1,199) shares shall pertain to Agua y Energia Electrica Sociedad del Estado, and one (1) share shall pertain
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to the National Government until the corporation is effectively transferred to the private sector.

This Ministry shall be the holder of the National Government's block of shares and shall exercise the corporate rights resulting therefrom. During the period indicated in the foregoing paragraph, the Sindicatura General de Empresas Publicas [General Shareholder Trustees' Office for Public Sector Companies] or its successor shall be responsible for supervising the corporation's acts.
Article 4. For purposes of registration, the articles of incorporation and the bylaws of Central Termica Guemes Sociedad Anonima, as well as all other necessary acts shall be put into the form of a notarial instrument by the General Notarial Office of the National Government, free of charge, in accordance with Article 4 of Decree No. 509/92. The Undersecretary of Electrical Energy and the Auditor of Agua y Energia Electrica Sociedad del Estado and/or any officers designated thereby shall be authorized to sign the corresponding [illegible] and subscribe and pay for the initial capital on behalf of the bodies they represent and shall be authorized to carry out all acts necessary for the organization and initial operation of the corporation specified in the foregoing paragraph. Article 5. The present act shall be registered with the
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Corporate Records Office and other relevant public registries. For this purpose, this act shall be published in the Official Gazette in conjunction with the publication provided for in Article 10 of Law No. 19,550 (1984 amended text), in accordance with Article 5 of Decree No. 509/92. The auditor at Agua y Energia Electrica Sociedad del Estado and/or any officer designated by said auditor shall be authorized for these purposes. Article 6. The economic/financial performance resulting from the management of the assets that shall be transferred to the corporation being organized by means of this act shall pertain to Agua y Energia Electrica Sociedad del Estado until the moment at which the percentage of the block of shares corresponding to said corporation is effectively transferred to the private sector in accordance with Article 6 of Decree No. 509/92. For purposes of the provisions of the foregoing paragraph, it shall be understood that the transfer shall be effected at the moment at which the parties who become the successful bidders of the majority block of shares of said corporation (as a result of the bidding process to be effected for purposes of the corporation's privatization) have effected the payment of the part of the price indicated by the corresponding Specification of Bases and Conditions in cash, established the guarantee for the part of the price that is to be put in the form of public debt certificates,
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taken possession of the assets corresponding to the corporation, signed the
Share Purchase Agreement and other documentation associated with said transaction, and assumed the new corporate powers. Article 7. During the transitional period and until the moment at which the percentage of the block of shares that is subject to bidding is effectively transferred to the private sector, the Board of Directors of the corporation being organized by means of the present act shall be under the supervision of the auditor and assistant auditor at Agua y Energia Electrica Sociedad del Estado. Said auditor and assistant auditor shall assume the offices of chairman and vice-chairman, respectively, and shall render an accounting of the corporation's acts before this Ministry, which is the body that shall exercise the functions corresponding to the shareholders' meetings in accordance with Article 7 of Decree No. 509/92. During the period described in the foregoing paragraph, the Auditing Committee shall be made up of one (1) chief auditor and one (1) alternate, both of whom shall be appointed by the Sindicatura General de Empresas Publicas. Article 8. With respect to the operation of the corporation being organized by means of this act, the following special rules shall apply during the transitional period described in the penultimate paragraph: a) Only the chairman and vice-chairman of the Board of Directors shall be appointed
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as official directors, and no alternate directors shall be appointed; b) The compensation of the chairman and vice-chairman of the Board of Directors shall only be that compensation which they already receive by virtue of their positions as public officials, in accordance with Law No. 22,790; c) The directors shall not establish the guarantee specified in the corporation's bylaws. Article 9. The bicameral committee created by Article 14 of Law No. 23,696 shall be notified hereof. Article 10. The present act shall become effective as of the date on which it is passed. Article 11. This act shall be registered, reported, published, given to the National Official Records Service, and filed. Resolution S.E.E. No. 99. Carlos Manuel Bastos. Carlos Manuel Bastos, Secretary of Electrical Energy. Annex I. Corporate Bylaws of Central Termica Guemes.

One: Name and domicile: The name of the corporation is Central Termica Guemes, S.A. Its domicile is in the city of Buenos Aires. The corporation shall be entitled to establish branch offices, local offices, as well as other offices and agencies in any part of the Republic or abroad. Two: Duration: The corporation shall have a duration expiring on February 28, 2092; this term may be extended by resolution of the shareholders' meeting. Three: The purpose of the corporation is the exploitation of electrical power plants and the mass commercialization
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thereof, subject to the terms and limitations provided by Laws 15,336 as well as
Law 24,065, and other relevant regulations and standards. Four: Authorized acts:
In order to achieve its corporate purpose, the corporation shall be authorized to effect all types of legal acts associated directly or indirectly with its corporate purpose and shall not be subject to any other restrictions than those arising from these bylaws or the law. Nevertheless, the corporation shall be expressly prohibited from issuing guarantees or committing its assets to any third parties. Five: Capital stock: The capital stock is fixed at twelve thousand pesos (12,000 pesos), represented by one thousand two hundred (1,200) shares of common stock, each having a par value of ten pesos (10 pesos) and granting the holder one (1) vote. Said shares have been fully subscribed and paid in cash as follows: A) eleven thousand, nine hundred and ninety pesos (11,990 pesos) by Agua y Energia Sociedad del Estado; and B) ten pesos (10 pesos) through the National Government through the Secretariat of Electrical Energy of the Ministry of Economy and Public Works and Services, by means of one class "A" share. Six: Shares. Classes: The shares shall be divided into the following classes: 1) Class "A" shares, equivalent to sixty percent (60%) of the capital stock. Said shares shall always be registered shares and shall not be negotiable. During the first five (5) years of the corporation, said shares may only be transferred, either in full or in part, under penalty of invalidity,
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subject to the prior approval of the Electrical Energy Regulatory Agency, and in conformity with the legal requirements of the transfer agreement specified in the Civil Code. The stubs pertaining to such transferred shares shall remain with the certificates representing said shares; 2) Class "B" shares, equivalent to thirty percent (30%) of the capital stock. Said shares shall be registered, non-negotiable shares, documented in the form of certificates or book entries, and shall be shares of common or preferred stock. Shares of preferred stock shall be entitled to a dividend payment, preferably cumulative, depending on the conditions of their issue. An additional interest in the net profits and realized profits may be established for said shares, and they may or may not be given priority in the reimbursement of capital if the corporation is liquidated. Preferred shares shall grant the holder a right to one vote per share or shall be issued without said right, except with respect to the subjects included in paragraph 4 of Article 244 of Law 19,550. Preferred shares shall participate in the plow back of revaluation balances if the conditions of issue so specify or the law so provides. 3) Class "C": The remaining ten percent (10%) shall be earmarked for the Participating Property Program and shall comply with the provisions of Chapter III of Law No. 23,696. Shares of this type shall make up Class "C." Certificates representing more than one share may be issued. The capital stock may be increased by resolution of the shareholders'
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meeting in accordance with Article 188 of Law No. 19,550 (1984 amended text).
The shareholders' meeting may delegate to the Board of Directors any decisions associated with the time of the issue and the form and conditions of payment.
Any increase or decrease in the capital stock that is effected shall maintain the proportions these bylaws have established among the various classes of shares. The holders of shares of common stock shall have a preemptive right to subscribe new issues of shares of the same class and the right to increase their ownership interest in proportion to their respective shareholding. The corporation shall offer new shares to the shareholders, who shall be entitled to exercise their preemptive rights in accordance with Article 194 of Law No.
19,550 (1984 amended text). When shares of preferred stock are issued, the preemptive rights of holders of said shares shall be subject to the limitations of the subscription agreement, in accordance with the last paragraph of the aforementioned article. Seven: Loans: In order to satisfy any extraordinary requirements imposed by the exploitation for which it is responsible, the corporation may contract for loans, both government and private, within the country or abroad, via the issue of negotiable debentures or bonds. The decision to contract for loans shall be up to the shareholders' meeting. Eight:
Management: The corporation shall be managed by a Board of Directors made up of three (3) to fifteen (15) members, whose number
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shall be established by the shareholders' meeting at which said directors are appointed. Each shareholder class shall appoint a number of directors in proportion to the capital stock that said class represents, but no fewer than one, in accordance with Article 262 of Law No. 19,550 (1984 amended text). An equal number of alternate directors shall also be appointed by share class. In case of a temporary or permanent vacancy, said alternate directors shall replace official directors appointed by the same class. Upon appointing alternate directors, the shareholder classes shall determine the order in which said alternates shall replace the official directors. In no case shall the shareholders' meeting be authorized to elect a number of directors that prevents any class from appointing at least one director. Directors shall serve for a term of office of two (2) years but shall continue to perform their duties until they are replaced by the shareholders' meeting or reelected under the conditions indicated in this article. Nine: Appointment of directors by the Office of Shareholder Trustees: In case of a temporary or permanent vacancy in which there are no alternate directors to admit to the Board of Directors, the Office of Shareholder Trustees shall be authorized to appoint [illegible] shall be valid until the first shareholders' meeting, in accordance with the provisions of paragraph 2 of Article 258 of Law No. 19,550 (1984 amended text). Ten: Bond:
Each director shall post the following bond: one thousand pesos (1,000 pesos) in cash or the equivalent in government securities, which shall remain deposited with the corporation up to thirty (30) days following the date on which the director in question is approved. Eleven: Appointment of the Chairman and Vice Chairman. Operation. Convocation. Compensation. At their first meeting after the Shareholders Meeting, the directors must appoint a Chairman and Vice Chairman; the latter will replace the former in the event of absence or impediment. The appearance of the
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vice chairman at any of the administrative, judicial or
corporate activities requiring the chairman's presence shall imply the chairman's absence or impediment and shall be binding on the corporation, without need for any communication or justification whatsoever. The Board of Directors shall meet at least every TWO (2) months. It shall also meet when convoked by the chairman of the Board of Directors or his statutory replacement, or by any director or by the chairman of the Audit Committee. The Board of Directors shall be in valid session with the presence of an absolute majority of its members and shall take resolutions by majority of votes present. The Shareholders Meeting shall determine the compensation of the directors. Twelve:
Responsibilities of the Board of Directors. The Board of Directors is broadly authorized to administer all corporate assets and to execute and resolve acts and agreements inherent to the corporate objective, including those listed in
Article 1881 of the Civil Code and Article
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9 of Decree-Law No. 5965/63. Excepted from this provision are acts which, pursuant to these bylaws or the law, correspond to other corporate bodies. The following are included among its responsibilities: a) to appoint managers and employees, to assign their compensation, to dismiss them and to give them such authority as it deems appropriate; b) to propose, accept or reject the businesses corresponding to the corporation's day-to-day activities, to this end fulfilling such agreements as may be necessary. It may also engage in all types of banking activities with public or private entities, with the exception of those reserved to the Shareholders Meeting pursuant to Article 7 of this document; c) to appoint corporate agents both in the Republic and abroad, as well as representatives with such authority as may be necessary or appropriate for any task, issue or act. The Board of Directors may also create, restructure or eliminate corporate offices or facilities of any kind, to the extent that they contribute to achieving the corporate objectives; d) to submit corporate issues of litigation to the jurisdiction of the judicial or arbitration courts, domestic or foreign, depending upon the issue in question, with a view to fulfilling and ensuring the fulfillment of the Corporate Bylaws and the resolutions of the Shareholders Meetings; f) to monitor compliance with its own resolutions; g) the corporate signature shall be the joint responsibility of the Chairman and Vice Chairman, or of their
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alternates, or of such party or parties as the Board of Directors may appoint on a general or specific basis. For purposes of issuing and endorsing memoranda, the signature of the Chairman, Vice Chairman or an individual authorized thereby shall be equally sufficient; h) legal representation of the corporation shall be the responsibility of the Chairman and Vice Chairman jointly, or their replacements. The authority to respond to interrogatories in administrative or arbitration proceedings shall correspond to the chairman, the vice chairman or to such party or parties as may be appointed by the Board of Directors on a general or specific basis; i) to establish the Executive Committee in accordance with the provisions set forth in Article 13 of these Bylaws; j) to engage with third parties in the creation of temporary joint ventures of companies or cooperating groups of companies, participate in the representative function, and provide for any changes in agreements, as well as their dissolution and liquidation; k) to decree its own internal regulations. Thirteen: Executive Committee. The Board of Directors may establish an Executive Committee comprising THREE (3) directors. Such Committee shall be responsible for management of the day-to-day business and shall supervise the normal performance of the corporate activities, reporting to the Chairman when so required. The Board of Directors may expand the authority of the Committee, granting it authority pursuant to the preceding article. Fourteen: Shareholder Trustee.
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The Ordinary Shareholders Meeting shall appoint THREE (3) acting shareholder trustees [sindicos] who will act jointly under the name "Oversight Committee." This Committee shall be in valid session with the presence of its THREE (3) members and shall adopt resolutions with a favorable vote of at least TWO (2) of its members, notwithstanding such rights and obligations as the Law provides for dissidents. Alternate shareholder trustees shall be elected in a number equal to that of the acting trustees. Shareholder Trustees shall remain in office for TWO
(2) years, and may be reelected. They shall have such authority and obligations as are provided for in Article 294 of Law No. 19,550 (Ordered Text 1984). Such resolutions as this entity adopts shall be recorded in a Book of Minutes to be maintained for this purpose. Class "C" shares shall be entitled to appoint one acting shareholder trustee and one alternate shareholder trustee. Fifteen:
Shareholder meetings. In order to attend Shareholder Meetings, shareholders must submit to the Corporation, no less than THREE (3) business days in advance of the scheduled date, proof of a registered stock account released for this purpose by a bank, securities house or other authorized institution, for recording in the Shareholder Meeting attendance registration book. The corporation shall issue the necessary receipt vouchers, which shall be used to gain admittance to the assembly. The holders of registered or script shares, the records of whom are maintained
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by the corporation itself, shall be exempted from the aforementioned obligations, but communications must be passed in order for them to be registered in the attendance book within the same period. Sixteen: Chairman of the Shareholders Meeting. The Shareholders Meeting shall be chaired by the Chairman of the Board of Directors or his alternate, and in his absence, by such individual as may be appointed by the Shareholders Meeting. When such Meeting is convoked by a judge or the oversight authority, it shall be chaired by such officer as they shall appoint. Seventeen. Convocation. Shareholders Meetings, both ordinary and extraordinary, shall be convoked in the form provided for by
Article 237 of Law No. 19,550 (Ordered Text of 1984). For the first convocation, notices shall be published for FIVE (5) days, at least TEN (10) days and no more than THIRTY (30) days in advance. Shareholders Meetings on the second convocation must be held within THIRTY (30) days after the failure of the first, and publication shall be made for THREE (3) days, EIGHT (8) DAYS [illegible line...] without publication of convocation when shareholders representing the entire capital stock are present, if the decisions are adopted unanimously by shares with voting rights. Ordinary Shareholders Meetings shall be subject to a quorum on the first convocation with the presence of shareholders representing a majority of the shares
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with voting rights, and on the second convocation regardless of the number of shares present. Resolutions in both cases shall be taken by an absolute majority of votes present. For the specific events listed in paragraph two, article 244 of Law No. 19,550 (Ordered Text of 1984), a favorable vote of SEVENTY PERCENT (70%) of shares with voting rights shall be required for both the first and the second convocation. When the Shareholders Meeting is required to adopt resolutions affecting a class of shares or bonds, it shall require the consent or ratification of that class or of bondholders, expressed [at] the special shareholders meeting in accordance with the regulations established for extraordinary meetings. Eighteen: Representation of shareholders. Shareholders may be represented at Shareholder Meetings through a power-of-attorney letter on a private instrument with signatures certified by a court official, notary or bank official. Nineteen: Fiscal year. Reserves. Compensation of directors. The fiscal year shall end on December 31 of each year. On that date account statements shall be prepared in accordance with the legal provisions in effect and technical standards governing the matter. Realized and net earnings shall be allocated as follows: a) From FIVE PERCENT (5%) to TWENTY PERCENT (20%) of the capital stock to the Legal Reserve fund; b) to compensation of the Board
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of Directors and the Oversight Committee, as the case may be; c) to the payment of dividends corresponding to profit-sharing bonds for personnel; d) to voluntary reserves or provisions that the Assembly resolves to establish; e)
such remainder as is left shall be distributed as a dividend to shareholders, regardless of their class. The Board of Directors shall be compensated from General Expenses or from realized and net earnings for the fiscal year in which they accrue, as resolved by the Shareholders Meeting and to the extent that it so provides. The compensation of any member of the Board of Directors appointed thereby in order to exercise executive duties must be allocated to General Expenses for the period when it accrued, and it must be brought to the attention of the Shareholders Meeting for consideration. The maximum compensation which directors may receive for any reason, including wages and other compensation for performing technical - administrative duties of a permanent nature, may not exceed TWENTY-FIVE PERCENT (25%) of earnings and must correspond to the other conditions and limitations established by current law. In the event that the exercise of special assignments or technical - administrative duties of a permanent nature by one or more directors in the face of reduced or non-existent earnings imposes the need to
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exceed the pre-set limits, such excess compensation may only be paid out if explicitly agreed to by the Shareholders Meeting, to which end the issue must be included as one of the points on the agenda. Twenty: Liquidation. Upon expiration of the term for which the corporation was created, or in the event of early dissolution, the Extraordinary General Assembly shall determine the means of liquidation and shall appoint ONE (1) or several receivers and shareholder trustees who shall have such authorities and duties as are established in Articles 102 and similar articles of Law No. 19,550 (Ordered Text of 1984). Twenty-one: Compensation to receivers and shareholder trustees. The General Assembly shall set the compensation for receivers and shareholder trustees. Twenty-two: Profit-sharing bonds. The Corporation shall issue in favor of its full-time employees, regardless of rank, personnel profit-sharing bonds pursuant to Article 230 of Law No. 19,550 (Ordered Text of 1984). By this means, ONE-HALF PERCENT (0.5%) of net earnings for the year shall be distributed among all employees. To this end, the proportions indicated in Article 29 of Law No.
23,696 shall be applied. The profit share from the bonds shall be paid at the same time as the dividends are paid to shareholders. Instruments representing the profit-sharing bonds
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for personnel shall be personal and non-transferable and their ownership shall be cancelled upon termination of the employment relationship, regardless of cause. Cancellation shall not entitle the other holders of profit-sharing bonds to receive increased proportions of payouts. The Corporation shall issue a numbered card in the name of each holder, specifying the quantity of bonds corresponding thereto. The instrument shall be a necessary document for exercising the bondholder's right. Such document shall contain a record of each payment. The conditions for issuing the bonds may only be amended by a Special Shareholders meeting convoked pursuant to articles 237 and 250 of Law No. 19,550 (Ordered Text of 1984). The profit shares for bondholders shall be calculated as an expense and payable under the same conditions as the dividend. Twenty-three:
Transitory clauses. During the validity of the Shared Ownership Program: 1) the corporate objective may not be changed, and 2) The proportions among shares may not be changed except in accordance with the provisions contained in such Program. Twenty-four: Transitory Clause. Continuation: So long as AGUA Y ENERGIA ELECTRICA SOCIEDAD DEL ESTADO is the owner of the class "C" shares it shall be entitled to appoint one acting shareholder trustee and one alternate in representation of such class. Such appointments shall be the responsibility of the individuals nominated by the GENERAL PUBLIC ENTERPRISES UNION
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or by such entity as may replace it in the future. This is an accurate and complete copy, to which I attest. II) SUBSCRIPTION AND INTEGRATION STRUCTURE:
The capital stock has been set at a total of TWELVE THOUSAND PESOS ($12,000), represented by ONE THOUSAND, TWO HUNDRED (1,200) common shares with par value of TEN PESOS ($10), each with the right to vote, subscribed and paid-in in their entirety in cash: A) by AGUA Y ENERGIA SOCIEDAD DEL ESTADO: ELEVEN THOUSAND,
NINE HUNDRED NINETY PESOS ($11,990); and b) by the ARGENTINE NATIONAL STATE, through the MINISTRY OF ECONOMICS AND PUBLIC WORKS AND SERVICES' ELECTRICAL
POWER SECRETARIAT, TEN PESOS ($10) through a single class "A" share. III) ADMINISTRATION AND OVERSIGHT BODY: The following are appointed to comprise the Board of Directors: CHAIRMAN: Mr. Haroldo Hector GRISANTI; VICE CHAIRMAN: Dr. Alfredo Jose CASTANON; ACTING SHAREHOLDER TRUSTEE: Accountant Carlos Alberto OLIVA; ALTERNATE SHAREHOLDER TRUSTEE: Account Hector Alejandro FERNANDEZ. IV) CORPORATE HEAD OFFICE: With the agreement of the Board of Directors, the corporate head office shall be established at Avenida Leandro N. Alem, number [illegible line...] confers special POWER OF ATTORNEY on Drs. Miguel Eduardo RUBIN (National Identification Document No. 8,208,545); Roberto Enrique LUQUI (National Identification Document No. 4,183,544); Martin YMAZ (National Identification Document No. 16,345,645) and Alfredo Jose CASTANON (National
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Identification Document No. 10,625,551), such that any of them might separately undertake such tasks as will contribute to obtaining the consent of the authorities overseeing the establishment of the corporation, as well as its registration on the Public Commercial Registry or wheresoever it may be appropriate, sign the corporate books, deposit and withdraw the funds deposited upon the incorporation of the subscribed capital, from Banco de la Nacion Argentina, and perform all registrations with the General Tax Office as may be necessary for THIS PURPOSE; they are authorized to accept and propose any amendment to the articles of incorporation and the bylaws, including the corporate name and the appointment of directors, which the authorities with jurisdiction or the representatives deem appropriate or necessary, to sign complementary, corrective or clarifying documents corresponding to the public or private instruments that have been granted, to appear before the General Justice Inspectorate and any other administrative or judicial authorities of this Republic, whether national, provincial or municipal, for issues related to the corporate organization, to submit requests and other documents, to appeal and waive such right, to file appeals pursuant to article 169 of law 19,550 and to exercise any other legal recourse or public decree, make and withdraw deposits of funds, pay fees and request
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payment receipts and undertake any measures and tasks that may be relevant to the objective of this power of attorney. VI) ACCEPTANCE OF RESPONSIBILITIES:
Present: Mr. Haroldo Hector GRISANTI, an Argentine citizen, married, 46 years of age, business owner, with Electoral Booklet No. 7,600,541, residing at Avenida Leandro N. Alem No. 1134 of this Capital; Mr. Alfredo Jose CASTANON, an
Argentine citizen, married, 39 years of age, an attorney, with National Identification Document No. 10,625,551, residing at Avenida Rivadavia No. 2057, Sixth Floor, of this Capital; Dr. Carlos Alberto OLIVA, an Argentine citizen, married, 46 years of age, a national public accountant, with Electoral Booklet No. 4,546,047, residing at calle Arenales No. 1549, Moron, Province of Buenos Aires; and Dr. Hector Alejandro FERNANDEZ, an Argentine citizen, married, 59 years of age, a national public accountant, with Electoral Booklet No.
4,093,126, residing at calle Monsenor Larumbe No. 611, Martinez, Province of Buenos Aires, WHO SAY: That they accept the responsibilities conferred on them by the Board of Directors. I HEREBY CONFIRM that this document was drafted in complete conformance with S.E.E. Resolution No. 99/92 and with the information provided by the appearing parties. REPRESENTATION: The representation claimed by Engineer Carlos Manuel [illegible] is justified under National Executive Branch Decree No. 2633 of December 12, 1991; and the representation claimed
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by Mr. Haroldo Hector Grisanti is attested to by: a) National Executive Branch
Decree No. 2576 of December 5, 1991, which was published in the Official
Bulletin dated December 18, 1991, which appoints him to the position in question, as stated in the photocopy attached to the document granted in this same Registration, on page 35, current Protocol; and b) the Corporate Bylaws of Agua y Energia Electrica Sociedad del Estado, recorded as a public document by the awardee on February 2, 1978, in this same Registry on page 87 and registered on the National First District Commercial Court Registry on March 20, 1978,
under Book 87, Volume A, number 554 of Corporate Bylaws. I HAVE READ this document to the appearing parties who so grant and sign in my presence, to which I attest. [illegible handwriting]

[blank page containing several signatures and illegible notary-type seals]

CONSISTENT with the master copy, which I personally viewed on page five hundred eighty-four of the National State Notary Registry, for which I am responsible.

For CENTRAL TERMICA GUEMES SOCIEDAD ANONIMA, I hereby issue this first copy in three pages, which I sign and seal in the place and on the date of its granting.


[signature]

[stamp] Office of the Federal Notary

Horacio A. D'Albora

Licensed Notary

GENERAL JUSTICE INSPECTORATE             PAGE:

Process  Description                     Process No.
00290    ESTABLISHMENT OF ORDINARY PROCESS


Series No. 1562323
Corporation CENTRAL TERMICA GUEMES
Previously:
Registered with this Registry under number   2894 of book 111, volume A
of SA
document(s) 124 and 218
and/or private instruments:
                                             Buenos Aires, [illegible date]


[illegible seal and signature]

[several illegible seals]

[several illegible seals and stamps]



I CERTIFY that the twenty-eight (28) preceding photocopies are true and accurate
                   -----------------
copies of the original, which I have before me, to which I attest.


Salta, August 10, 2000
       ---------------

                                    [seals]
                               PROVINCE OF SALTA
                            ASSOCIATION OF NOTARIES




                                 NOTARIZATIONS


THE ASSOCIATION OF NOTARIES OF THE PROVINCE OF SALTA, REPUBLIC OF ARGENTINA, BY
             VIRTUE OF THE AUTHORITY VESTED THEREIN BY LAW No. 5343



                                   CERTIFIES

THAT THE SIGNATURE AND SEAL OF NOTARY [illeg. name]


                 AS CONTAINED ON THE ATTACHED DOCUMENT BEARING

                          NOTARIZATION No. A 00024380

                                 ARE AUTHENTIC

                                August 11, 2000



This notarization does not apply to the content and form of the document itself



                     [several illeg. seals and signature]